STATE ofDELAWARE CERTIFICATE ofiNCORPORATION
A STOCK CORPORATION

 First: The name of this Corporation is Nano Stone Inc.

 Second:Its registere-d office in the State of Delavlare is to be located at   ___
2711 Centerville Road, Suite 400  Street, in the City of  Wilmington
County of  Ne\v Castle  Zip Code  19808  . The registered ageat  charge  there of is  Corporation Service Company

Third: The purpose of the corporation is to engage in any la\vful act or activity for
\Vhich corporations may be organized under the General Corporation  Law of
Delaware.
 Fourth:The amount of the total stock of this corporation  is authorized  to issue is
15;000,000  shares (number of authorized shares)  \Vith a par value of
$0.0001  per share.
 Fifth: The name and mailing address of the incorporator  are as follows:
Name .Sanin Mody    -
Mailing Address 2125 Center Ave2  Suite 414
Fott LeeNJ  Zip Code_0_7_02_4  _
 I, The Undersigned, for the putpose  of fortning  a corporation  under  the laws of the State  of Delaware,  do make,  file and  record  this Certificate,  and  do certify  that  the facts herein stated are true, and I have accordingly  hereunto set my hand this
4th  day of  May  , A.D. 20  16  .

BY:

- - -----

,,c;.-----J.----

  NAME: Sanin Mody

{type or print)

..I

State  of Delaware
DeHvered  11:43 10510412016
FlLED 11:43 Af OS/04!2016
SR  20162118441 Flit Number 6035448